UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 13, 2018

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

MARYLAND	000-50345	20-0154352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1525 Pointer Ridge Place, Bowie, Maryland 20716
(Address of Principal Executive Offices) (Zip Code)

301-430-2544
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Section 2 Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 13, 2018, Old Line Bancshares, Inc. (“Old Line”), the parent company of Old Line Bank, completed its acquisition of Bay Bancorp, Inc. (“BYBK”), the parent company of Bay Bank, FSB, through the merger of BYBK with and into Old Line (the “Merger”). The Merger was consummated pursuant to the Agreement and Plan of Merger dated as of September 27, 2017, by and between Old Line and BYBK (the “Merger Agreement”).

As a result of the Merger, each share of common stock of BYBK was converted into the right to receive 0.4888 shares of Old Line’s common stock, provided that cash will be paid in lieu of any fractional shares of Old Line common stock. As a result Old Line will issue approximately 4,408,087 shares of its common stock in exchange for the shares of common stock of BYBK in the Merger and pay approximately $968,805 in cash in exchange for unexercised options to purchase BYBK common stock that were outstanding immediately before the effective time of the Merger. The aggregate Merger consideration was approximately $128.6 million as calculated pursuant to the Merger Agreement and approximately $143.6 million based on the closing sales price of Old Line’s common stock on April 13, 2018.

In connection with the Merger, the parties have caused Bay Bank, FSB to merge with and into Old Line Bank, with Old Line Bank the surviving bank.

As a result of the Merger, Old Line plans to close and consolidate two branch locations. Old Line expects to close the Hunt Valley and Owings Mills branches, operated by Old Line Bank prior to the Merger, on or about July 20, 2018. These branches have former Bay Bank locations within close proximity.

A copy of the press release announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Section 5 Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, upon the effectiveness of the Merger on April 13, 2018, the Board of Directors of Old Line elected Joseph J. Thomas, former President and Chief Executive Officer of BYBK, Eric D. Hovde, former Chairman of the Board of BYBK, and Steven K. Breeden, a former Director of BYBK, to the Boards of Directors of Old Line and (acting on behalf of Old Line as sole stockholder thereof) Old Line Bank. Old Line’s Board of Directors has not yet determined on which committees of the Board of Directors these individuals will serve. Messrs. Thomas, Hovde, and Breedan will receive the same compensation as currently paid to our other Board members (other than the Chairman and Vice Chairman, who are paid an annual retainer in lieu of attendance fees) - (i) $700 for each attended meeting of the Board of Directors, (ii) $300 for each attended meeting of the Loan Committee, and (iii) $400 for each attended meeting of the Corporate Governance Committee, the Compensation Committee, the Audit Committee, the Risk Committee, the Strategic Opportunities Committee, and the Asset and Liability Committee, provided that if a Director attends any of these meetings via teleconference in lieu of in person, the Director receives $200 instead of the regular in-person payment. In addition, the Chairmen of the Corporate Governance Committee, the Compensation Committee, the Risk Committee, and the Audit Committee also received an additional $300 for each meeting of their respective committees they attend in person. Further, each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also receives an $8,400 quarterly retainer.

Section 9 Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

99.1	Press release dated April 13, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Line Bancshares, Inc.

Date: April 17, 2018	By:	/s/ Elise M. Hubbard
Elise M. Hubbard
Executive Vice President and Chief Financial Officer